EXHIBIT 10.20
AGREEMENT

THIS AGREEMENT ("Agreement"), with an effective date of May 9, 2011, is entered into by and between PEOPLES FINANCIAL SERVICES CORP., a Pennsylvania corporation ("Peoples"), PEOPLES NEIGHBORHOOD BANK (the “Bank”), and Joseph M. Ferretti (the "Executive").

    WITNESSETH:

WHEREAS, Peoples is a bank holding company and is the owner of all the issued and outstanding capital stock of the Bank; and

WHEREAS, Peoples, the Bank and the Executive desire to enter into an agreement regarding, among other things, the employment of the Executive by Peoples.

    AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

           1. Employment.  Peoples hereby employs the Executive, and the Executive hereby accepts employment with Peoples, on the terms and conditions set forth in this Agreement.

           2. Duties of Executive.  The Executive shall perform and discharge well and faithfully such duties as an executive officer of Peoples and the Bank as may be assigned to the Executive from time to time by the Board of Directors of Peoples. The Executive shall be employed as Senior Vice President and Chief Credit Officer of Peoples and the Bank, reporting only to the respective Boards of Directors and President and Chief Executive Officer of Peoples and the Bank.  Executive shall hold such additional titles and powers as may be given to him from time to time by the Board of Directors of Peoples, the Bank, and any companies affiliated with Peoples. The Executive shall devote his full time, attention and energies to the business of Peoples and its affiliated companies and shall not, during the Employment Period (as defined in Section 3 hereof), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this Section 2 shall not be construed as preventing the Executive from (a) investing the Executive's personal assets, (b) acting as a member of the Board of Directors of any other corporation or as a member of the Board of Trustees of any other organization, provided no such corporation or organization is a direct or indirect competitor of Peoples or any of its affiliated companies, or (c) being involved in any other activity with the prior approval of the Board of Directors of Peoples.

           3. Term of Employment.

           (a)           The Executive's employment under this Agreement shall be for a period (the "Employment Period") commencing upon the effective date of this Agreement and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three years later.  The Employment Period shall be automatically extended by one year on the first annual anniversary date of this Agreement and again on each annual anniversary date thereafter, to provide for a three (3) year term, annually, effective as of such respective dates, unless either Peoples or the Executive shall have given written notice of non-extension of the term of this Agreement to the other at least ninety (90) days before the date of any such extension.  It is the intention of the parties that this Agreement be “Evergreen.”

           (b)      Notwithstanding the provisions of Section 3(a) of this Agreement, the Executive's employment under this Agreement may be terminated at any time during the Employment Period for "Cause" (as herein defined), by action of the Board of Directors of Peoples. As used in this Agreement, "Cause" means any of the following events:

(i)           the Executive is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of seven (7) consecutive days;

(ii)           the Executive willfully fails to follow the lawful, good faith instructions of the Board of Directors or President and Chief Executive Officer of Peoples
 regarding the operation of the Bank or Peoples other than a failure resulting from the Executive's incapacity because of physical or mental illness;

(iii)           the Executive’s willful failure to perform Executive’s duties to the Bank or Peoples (other than a failure resulting from Executive’s incapacity because of physical or mental illness), which failure results in injury to the Bank or Peoples, monetarily or otherwise;

(iv)   conduct on the part of the Executive that brings public discredit to the Bank or Peoples;

(v)           any government regulatory agency orders that Peoples terminate the employment of the Executive or relieve him of his duties;

(vi)           the Executive’s willful violation of any law, rule, or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory agency;

(vii)   the Executive’s unlawful discrimination, including harassment, against employees, customers, business associates, contractors or visitors of the Bank or Peoples;

(viii)         any act of fraud or misappropriation by the Executive;

(ix)           the Executive’s theft or abuse of the Bank’s or Peoples’ property or the property of customers, employees, contractors, vendors, or business associates of the Bank or Peoples;

(x)           intentional misrepresentation of material fact, or intentional omission of information necessary to make the information supplied not materially misleading, in any application or other information provided by the Executive to the Bank or Peoples or any representative of the Bank or Peoples in connection with the Executive’s employment with the Bank or Peoples;

(xi)           judgment of a court that Executive has violated any non-competition or non-solicitation agreement, provided such violation shall not be a result of the Board of Directors or President and Chief Executive Officer instructing Executive to do so; or

(xii)           any material breach of this Agreement.  The phrase “material breach of this Agreement” shall include any one of, or a combination of, the following:  acts of dishonesty, willful misconduct, breach of fiduciary duty or duty of loyalty, breach of a duty of confidentiality, consistent and substantial neglect of duties, or any intentions violation of the provisions of this Agreement.

If the Executive's employment is terminated under the provisions of this Section 3(b), then all rights of the Executive under Section 4 hereof shall cease as of the effective date of such termination.

           (c)      The Executive's employment under this Agreement may be terminated at any time during the Employment Period without "Cause" (as defined in Section 3(b) hereof), by action of the Board of Directors of Peoples, upon giving notice of such termination to the Executive at least thirty (30) days prior to the date upon which such termination shall take effect. If the Executive's employment is terminated under the provisions of this Section 3(c), then the Executive shall be entitled to receive the compensation and benefits set forth in Section 6 or Section 7 hereof, whichever shall be applicable.  A decision by Peoples to not extend this Agreement as set forth in Section 3 of this Agreement shall constitute a termination without “Cause.”

(d)   In the event of any reduction in title or a reduction in the Executive's responsibilities or authority, including such responsibilities and authority as the same may be increased at any time during the term of this Agreement, a material breach by Peoples or the Bank of this Agreement, or the assignment to the Executive of duties inconsistent with the Executive's status as Senior Vice President and Chief Credit Officer of Peoples and the Bank, then at the option of the Executive, exercisable by the Executive within one hundred twenty (120) days after the occurrence of each and every of the foregoing events of "Good Reason", Executive shall provide notice to Peoples of the existence of the condition and provide Peoples thirty (30) days in which to cure such condition.  In the event that Peoples does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice ("Notice of Termination") to Peoples and the provisions of Section 7 shall apply.

(e)           If the Executive retires or dies, the Executive's employment under this Agreement shall be deemed terminated as of the date of the Executive's retirement or death, and all rights of the Executive under Section 4 shall cease as of the date of such termination. Any benefits thereafter payable to the Executive shall be determined in accordance with the retirement, insurance and benefit programs of Peoples (and its affiliates) then in effect. Notwithstanding the preceding two sentences, if the Executive dies after a Notice of Termination is delivered by the Executive, he shall be entitled to the termination benefits otherwise provided herein, and the provisions of Section 16(b) hereof shall apply.

  (f)           If the Executive becomes disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations thereunder and, as a result thereof is incapable of performing the services required of the Executive under Section 2 of this Agreement for a continuous period of six (6) months, then, upon the expiration of such period or at any time thereafter, by action of the Board of Directors of Peoples, the Executive's employment under this Agreement may be terminated immediately upon giving the Executive notice to that effect. If the Executive's employment is terminated under the provisions of this Section 3(f), then all rights of the Executive under Section 4 hereof shall cease as of the last business day of the week in which such termination occurs. Any benefits thereafter payable to the Executive shall be determined in accordance with the provisions of the respective plan documents of the retirement, insurance and benefit programs of Peoples (and its affiliates) then in effect.

           4. Employment Period Compensation.

           (a) Annual Base Salary. For services performed by the Executive under this Agreement, Peoples shall pay (or cause to be paid) to the Executive a salary, during the Employment Period, at the rate of One Hundred Thirty Thousand Dollars ($130,000.00) per year, payable at the same times as salaries are payable to other executive employees of Peoples.  For the initial three (3) year Employment Period if not previously terminated pursuant the terms of this Agreement, Peoples shall increase Executive’s salary at a minimum rate of three percent (3%) per annum.  Peoples may, from time to time, increase the Executive's salary, as Peoples deems appropriate.  Any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the dates established for such increases by the Board of Directors of Peoples in the resolutions authorizing such increases (“Annual Base Salary”).  In no event shall Executive’s salary be reduced unless such reduction is the result of a national financial depression or national or bank emergency or when such reduction has been implemented by the Board of Directors for all officers proportionately.

    (b) Bonus. For services performed by the Executive under this Agreement, Peoples shall pay (or cause to be paid) to the Executive a bonus, during the Employment Period, in such amounts and at such times, annually, as is provided in such executive incentive plan for the Executive as shall be approved by the Board of Directors of Peoples and in effect from time to time and which shall be based on the goals and objectives set forth in Peoples’ strategic plan. The bonus will be an amount up to fifteen percent (15%) of Executive’s salary.  In addition, Peoples may, from time to time, pay such other bonus or bonuses to the Executive as Peoples, in its sole discretion, deems appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of Peoples to the Executive provided for in this Agreement.

(c) Automobile. During the term of this Agreement, Peoples shall provide the Executive with an automobile allowance in the amount of $750.00 per month.

(d)  Country Club Dues. During the term of this Agreement, Peoples shall pay or reimburse Executive for annual dues associated with a golf membership at a country club of Executive’s choosing.

(e)  Supplemental Executive Retirement Plan (“SERP”).  Subject to the terms of the plan, Peoples shall enter into a supplemental executive retirement plan with Executive to provide for a retirement benefit equal to twenty percent (20%) of the Executive’s final pay. “Final Pay” means the three year average of base salary, without regard for actual amount earned in final year, calculated immediately prior to the effective date of the Executive’s termination of employment.

            (f) Other Benefits. Peoples will provide (or cause to be provided) the Executive, during the Employment Period, with insurance, paid time off,  and other fringe benefits in the aggregate not less favorable than those received by other executive employees of Peoples or the Bank. In addition, during the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the terms of such plans as to eligibility and vesting.

           5. Resignation of the Executive for Good Reason After a Change In Control.

         (a) The Executive may resign for "Good Reason" (as herein defined) during the two-year period following a "Change in Control" (as defined in Section 5(b) hereof), as hereinafter set forth. As used in this Agreement, "Good Reason" means any of the following:

(i) any reduction in title or a reduction in the Executive's responsibilities or authority with respect to Peoples or the Bank, including such responsibilities and authority as the same may be increased at any time during the term of this Agreement, or the assignment to the Executive of duties inconsistent with the Executive's status as Senior Vice President and Chief Credit Officer of Peoples and the Bank;

           (ii) any reassignment of the Executive that is a material change in geographic location and that requires the Executive to move his principal residence;

           (iii) any removal of the Executive from office or any adverse change in the terms and conditions of the Executive's employment, except for any termination of the Executive's employment under the provisions of Section 3(b) hereof;

           (iv) any reduction in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

           (v) any failure of Peoples to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the pension, life insurance, medical, health, accident, disability or other employee benefit plans of Peoples (or any affiliated company) in which the Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control, unless such reduction is part of a reduction applicable to all employees;

           (vi) any failure to obtain a satisfactory agreement from any successor to assume and agree to perform under this Agreement, as contemplated in Section 16(a) hereof; or

           (viii) any material breach of this Agreement on the part of Peoples or the Bank.

Then within one hundred twenty (120) days after the occurrence of each and every of the foregoing events of "Good Reason” after the occurrence of a Change in Control, at the option of Executive, Executive shall provide notice to Peoples of the existence of the condition and provide Peoples thirty (30) days in which to cure such condition.  In the event that Peoples does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice ("Notice of Termination") to Peoples, and the provisions of Section 6 hereof shall thereupon apply.

(b) As used in this Agreement, "Change in Control" of Peoples or the Bank shall mean a change in the ownership or effective control applicable to the Peoples or the Bank as described in Code Section 409A(a)(2)(A)(V) (or any successor provision thereto) and the regulations thereunder.

           6. Rights in Event of Certain Termination of Employment After Change in Control. In the event that Executive resigns from employment for Good Reason following a Change in Control, by delivery of a Notice of Termination to Peoples, or Executive's employment is involuntarily terminated by Peoples without Cause after a Change in Control, Peoples shall pay (or cause to be paid) to the Executive, within twenty (20) days following termination, a lump sum amount equal to 2.0 times his Annual Base Salary. In addition, Executive shall be entitled to continuation of group health insurance benefits, at the same level enjoyed by Executive immediately preceding the Change in Control, for two (2) years following termination of employment.  If Peoples or the Bank is unable to continue group health insurance benefits for Executive because of his termination of employment, then Executive shall be provided, at Peoples and the Bank’s effort and expense, with substantially similar benefits.  Notwithstanding the preceding sentence, in the event the lump sum payment described in the preceding sentence, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such lump sum shall be reduced to the extent necessary to avoid such imposition.

           7. Rights in Event of Certain Termination of Employment in Absence of Change in Control. In the event that Executive's employment is involuntarily terminated by Peoples without Cause or Executive resigns from employment for Good Reason and no Change in Control shall have occurred at the date of such termination or resignation, Peoples shall pay (or cause to be paid) to the Executive, within twenty (20) days following termination, a lump sum amount equal to 2.0 times his Annual Base Salary. In addition, Executive shall be entitled to continuation of group health insurance benefits, at the same level enjoyed by Executive immediately preceding the termination, for the earlier of two (2) years following termination of employment or until he secures benefits from another employer.  If Peoples or the Bank is unable to continue group health insurance benefits for Executive because of his termination of employment, then Executive shall be provided, at Peoples and the Bank’s effort and expense, with substantially similar benefits.  Notwithstanding the preceding sentence, in the event the lump sum payment described in the preceding sentence, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such lump sum shall be reduced to the extent necessary to avoid such imposition.

           8. Covenant Not to Compete.

           (a) The Executive hereby acknowledges and recognizes the highly competitive nature of the business of Peoples and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, the Executive shall not:

(i) Be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation, or enterprise engaged, in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Peoples or any of its subsidiaries is engaged during the Employment Period, in any county or contiguous county in which, at any time during the Employment Period or at the date of termination of the Executive's employment, a branch, office or other facility of Peoples or any of its subsidiaries is located, including counties located outside of the Commonwealth of Pennsylvania (the "Non-Competition Area");

         (ii) Provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Peoples or any of its subsidiaries is engaged during the Employment Period, in the Non-Competition Area.

           (b) It is expressly understood and agreed that, although the Executive and Peoples consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for Peoples and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

    (c) The provisions of this Section 8 shall be applicable commencing on the effective date of this Agreement and ending on one of the following dates, as applicable:

           (i)    if the Executive's employment terminates in accordance with the provisions of Section 3 (other than Section 3(b)), the effective date of termination of employment;

(ii)    if the Executive's employment terminates in accordance with the provisions of Section 3(b) hereof or the Executive voluntarily terminates his employment, other than in accordance with the provisions of Sections 3(d), 5 or 7, the first anniversary date of the effective date of termination of employment; or

(iii)   if the Executive voluntarily terminates his employment in accordance with the provisions of Sections 3(d),  5 or 7, the effective date of termination of employment.

           9. Arbitration. Peoples, the Bank and the Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association (the "Association") in Scranton, Pennsylvania. Peoples, or the Executive, may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the rules of the Association. The Association shall designate a single arbitrator to conduct the proceeding, but Peoples, and the Executive, may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only once. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Peoples, and the Executive, shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein. Notwithstanding the preceding provisions of this section, in the event any such provision is in conflict with a rule or policy of the Association, the arbitration proceeding shall be governed by such rule or policy.

           10. Legal Expenses. Peoples shall pay to the Executive all reasonable legal fees and expenses, including, without limitation, all fees and expenses incurred by Executive in connection with any arbitration that occurs in accordance with Section 9 of this Agreement, incurred by the Executive in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement, provided that any action or proceeding is not decided against the Executive.

           11. Mitigation of Damages. The Executive shall not be required to mitigate the amount of any payment provided for in Section 6 or Section 7 hereof by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 6 or Section 7 be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise; provided, however, that the payments provided for in Section 6 or Section 7 shall be reduced by the amount actually received by the Executive under any severance policy of Peoples or the Bank then in effect.

           12. Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Executive, in the case of notices to the Executive, and to the principal office of Peoples, in the case of notices to Peoples and the Bank.

           13. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of Peoples specifically designated by the Board of Directors of Peoples. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

           14. Assignment. This Agreement shall not be assignable by either party hereto, except by Peoples or the Bank to any successor in interest to the business of Peoples and the Bank.

           15. Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank and/or Peoples, including the Termination Agreement dated January 1, 2007 between Executive and Corporation. This Agreement contains all the covenants and agreements between the parties with respect to Executive’s employment.

           16. Successors, Binding Agreement.

(a)           Peoples will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Peoples to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Peoples would be required to perform it if no such succession had taken place. Failure by Peoples to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 6 hereof shall apply. As used in this Agreement, "Peoples" shall mean Peoples as hereinbefore defined and any successor to the respective business and/or assets of Peoples which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)           This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die after a Notice of Termination is delivered by the Executive and any amounts would be payable to the Executive under this Agreement if the Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is none, to the Executive's estate.

           17.  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

           18.   Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania.

           19.  Headings. The headings of the sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

           20.  Termination of Prior Agreements. Upon the execution and delivery of this Agreement by the parties hereto, any and all prior agreements that in any way relate to the subject matter hereof shall be automatically terminated and be of no further force or effect including, but not limited to, the Termination Agreement dated on or about January 1, 2007.

           21.  409A Safe Harbor.

(a)           If when the Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six months after the Executive’s Separation from Service for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A.  As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(b)           Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(c)           The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion there from to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A.   Any terms not specifically defined shall have the meaning as set forth in Section 409A.
(d)           Notwithstanding the foregoing, no payment shall be made pursuant to Sections 6 or 7 unless such termination of employment is a “separation of service” as defined in Code Section 409A.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the day and year first above written.

WITNESS	PEOPLES FINANCIAL SERVICES CORP.

                                                      By:

WITNESS                                                                           PEOPLES NEIGHBORHOOD BANK

                                                      By:

WITNESS

                                                                             Joseph M. Ferretti